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                   TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES

       EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE
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

                                        For the Six Months Ended
                                                June 30,
                                          1995            1994
PRIMARY:

Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EXTRAORDINARY
  ITEM                                   $(.42)           $.04

Extraordinary item                          -              .03

NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS                              (.42)            .07

DISCONTINUED OPERATIONS:

Income (loss) from operations, net
  of taxes (credits)                       .01            (.02)

NET INCOME (LOSS) per common
  and common equivalent share            $(.41)          $(.05)

FULLY DILUTED*

* For the six months ended June 30, 1995 and 1994, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.

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